Exhibit 99.1
APOLLO ENDOSURGERY, INC. REPORTS 29% INCREASE IN FIRST QUARTER REVENUE
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (May 4, 2021) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the first quarter ended March 31, 2021.
Highlights
•Total revenue of $13.9 million, an increase of 29% from the first quarter of 2020
•Endoscopic Suturing System (ESS) revenue increased 26% and Intragastric Balloon (IGB) revenue increased 41% compared to the first quarter of 2020
•Gross margin of 54%, 2% higher than the first quarter of 2020
•Limited launch of X-Tack demonstrates excellent product performance, ease of use, and a wide range of upper and lower GI applications; commercial launch of X-Tack initiated with almost 50 active sites
•Three significant milestones achieved for Orbera® intragastric balloon: FDA breakthrough designation for Apollo’s Orbera IGB for the treatment of NASH, AMA assignment of Category I CPT codes related to IGB procedures, and new clinical guidelines from the American Gastroenterology Association (AGA) recommending the use of IGB in management of obesity.
“I am thrilled to be joining Apollo at this pivotal time in the company’s history,” stated Chas McKhann, Apollo’s Chief Executive Officer. “Despite the challenges of the global COVID-19 pandemic, we continue to see positive total revenue growth as we deliver on our promise to transform the field of therapeutic endoscopy and improve the care and well-being of patients worldwide. Additionally, the FDA’s approval of our new X-Tack product and the recent strategic milestones for Orbera provide important new platforms and momentum to further revolutionize therapeutic endoscopy for millions of patients and the physicians who treat them.”
First Quarter Results
Total revenues were $13.9 million for the first quarter of 2021, an increase of 29% compared to the first quarter of 2020. Total ESS product sales increased $1.8 million or 26% and total IGB product sales increased $1.4 million or 41% primarily due to increased sales volume from our existing customer base driven by continued recovery from the COVID-19 pandemic, new users trained on OverStitch and OverStitch Sx, and the launch of our new X-Tack product.
Direct market sales accounted for approximately 78% of total product sales for the three months ended March 31, 2021 compared to 81% for the same period in 2020.
Gross margin increased 2% to 54% for the first quarter of 2021 compared to the first quarter of 2020 primarily due to higher product sales.
Total operating expenses decreased $1.1 million, or 9%, for the first quarter of 2021 primarily due to the continuation of cost efficiencies implemented in 2020.
Net loss for the first quarter of 2021 was $4.6 million compared to $10.3 million for the first quarter of 2020, an improvement of 55%.
Cash, cash equivalents and restricted cash were $32.6 million as of March 31, 2021.
A six-month extension of the interest only period and the maturity of our term loan agreement was achieved during the first quarter of 2021 as the revenue milestones established in a recent amendment were met. Principal payments will begin September 1, 2022 and maturity of the loan will be March 1, 2025.
Conference Call
Apollo will host a conference call on May 4, 2021 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss Apollo's operating results for the first quarter ended March 31, 2021. To join the conference call by telephone, please dial +1-973-528-0011. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: ir.apolloendo.com.

A replay of the webcast will be made available on Apollo's website, www.apolloendo.com following the call.
Non-GAAP Financial Measures
To supplement our financial results, we are providing a non-GAAP financial measure, product sales percentage change in constant currency, which removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of revenues compared to the same period of the prior year. Product sales percentage change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. This supplemental measure of our performance is not required by, and is not determined in accordance with GAAP.
We believe the non-GAAP financial measure included herein is helpful in understanding our current financial performance. We use this supplemental non-GAAP financial measure internally to understand, manage and evaluate our business, and make operating decisions. We believe that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company’s performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information. However, our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for the comparable GAAP metric.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo’s device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 75 countries today and include the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, X-TackTM Endoscopic HeliX Tacking System and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on the Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, the Company’s liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: reports of adverse events related to our products, outcomes of clinical studies related to our products, development of competitive medical products by competitors, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to our products or related procedures, coverage and reimbursement decisions by private or government payors, Apollo’s ability to support the adoption of its products and broaden its product portfolio; the potential size of Apollo’s addressable markets; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; and the availability of cash for Apollo's future operations as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2020 and its Form 10-Q for the period ending March 31, 2021. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200

mkreps@darrowir.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues	$13,857	$10,718
Cost of sales	6,350	5,081
Gross margin	7,507	5,637
Operating expenses:
Sales and marketing	4,790	6,330
General and administrative	4,069	3,339
Research and development	1,928	2,147
Amortization of intangible assets	474	496
Total operating expenses	11,261	12,312
Loss from operations	(3,754)	(6,675)
Other expenses:
Interest expense, net	1,352	1,244
Other (income) expense, net	(564)	2,294
Net loss before income taxes	(4,542)	(10,213)
Income tax expense	59	43
Net loss	$(4,601)	$(10,256)
Net loss per share, basic and diluted	$(0.17)	$(0.49)
Shares used in computing net loss per share, basic and diluted	26,306,442	21,117,126

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$5,395	$3,244	$8,639	$3,755	$3,077	$6,832	43.7%	5.4%	26.4%
IGB	1,470	3,493	4,963	898	2,628	3,526	63.7%	32.9%	40.8%
Other (1)	242	13	255	327	33	360	(26.0)%	(60.6)%	(29.2)%
Total revenues	$7,107	$6,750	$13,857	$4,980	$5,738	$10,718	42.7%	17.6%	29.3%
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(1) Other U.S. revenue includes $0.2 million of transition and manufacturing services provided to ReShape for the three months ended March 31, 2020.

Non-GAAP product sales percentage change in constant currency were as follows:

	Three Months Ended March 31, 2021
	% Increase/Decrease in Constant Currency
	OUS	Total Revenues
ESS	2.2%	25.0%
IGB	26.7%	36.1%
Total revenues	13.1%	26.8%